Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into as of the 19th day of January, 2005 by and between JAMES D. YANCEY, an individual resident of the State of Georgia (“Yancey”), and SYNOVUS FINANCIAL CORP., a business corporation organized and existing under the laws of the State of Georgia (“Synovus”).

W I T N E S S E T H :

WHEREAS, Yancey has decided to retire from his position as an executive employee of Synovus as of December 31, 2004;

WHEREAS, Synovus desires to provide for the retention by Synovus of Yancey’s services as a consultant after such retirement; and

WHEREAS, Yancey desires to serve Synovus as a consultant under the terms and conditions of this agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Yancey and Synovus, intending to be legally bound, do hereby agree as follows:

Section I.

CONSULTING RELATIONSHIP

Synovus hereby engages Yancey, and Yancey hereby accepts such engagement, to perform such consulting and advisory services as may be requested from time to time by the Chief Executive Officer of Synovus. In providing such services, Yancey shall not be required to adhere to a fixed schedule or to work for a certain number of hours. Yancey shall not be required to devote a major or substantial part of his time to such services. The Chief Executive Officer of Synovus may establish the results to be accomplished in connection with consulting and advisory services requested from Yancey, but Yancey shall control the means and methods of accomplishing the results, Yancey may establish his own work schedule and shall be free at all times to arrange the time and manner of performance of consulting and advisory services requested from him.

Section II.

TERM OF ENGAGEMENT

Yancey’s engagement under this Consulting Agreement shall commence as of January 19, 2005, and end on December 31, 2005.

Section III.

COMPENSATION

3.1 In consideration of the consulting services to be rendered by Yancey hereunder, and in consideration of the covenants and agreements of Yancey herein contained, Synovus hereby agrees to pay to Yancey, for each month (or partial month) during the term of this Consulting Agreement, a consulting fee of $27,487.33. Payments made hereunder shall be paid to Yancey on the last day of each month during the term hereof.

3.2 During the term of this Agreement, Yancey shall be entitled to the personal use of Synovus aircraft in accordance with the Synovus Personal Use of Company Aircraft policy (“Policy”), as such Policy may be amended from time to time. A copy of the current version of the Policy, as it exists on the date of this Agreement, is attached as Exhibit “A” and made a part hereof by this reference.

3.3 Yancey acknowledges that he is an independent contractor for all purposes. Yancey agrees to treat all payments made to him hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self employment taxes.

3.4 The obligations of Synovus under Sections 3.1 and 3.2 hereof shall terminate if, during Yancey’s engagement hereunder, Yancey, unless acting with the prior written consent of the Board of Directors of Synovus, provides services of any sort to, or assists in any way, with or without compensation, any entity engaged in activities permissible for a financial holding company (including, but not limited to, a bank or bank holding company, a savings and loan association or a brokerage concern) or any enterprise engaged in the business of electronic payment processing, other than Synovus and its affiliates.

Section IV.

BOARD POSITIONS

4.1 Yancey agrees to continue to serve as Chairman of the Board of Directors of Synovus and as Chairman of the Board of Directors of Columbus Bank and Trust Company (“CB&T”). Synovus and Yancey agree to review Yancey’s Board of Director positions and memberships on a periodic basis during the term of this Agreement.

Section V.

DEATH OR DISABILITY

Yancey’s engagement under this Consulting Agreement shall terminate upon Yancey’s death or total and permanent disability. For purposes of this Consulting Agreement, the term “total and permanent disability” shall mean the substantial physical or mental inability of Yancey to fulfill his duties under this Consulting Agreement as certified to in writing by two (2) competent physicians practicing in Columbus, Georgia, one of whom shall be selected by Synovus’ Board of Directors and the other of whom shall be selected by Yancey or his duly appointed guardian or legal representative.

Section VI.

NONDISCLOSURE

6.1 Yancey shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of Synovus. Yancey also agrees that during the term of his engagement under this Consulting Agreement and for a period of two (2) years following the termination thereof, Yancey will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of Synovus.

       6.2  For the purposes of this Consulting Agreement, “Confidential Information” shall mean any data or information, other than Trade Secrets, which is valuable to any of Synovus or any of its affiliates (hereinafter the “Synovus Companies”) and not generally known to competitors of the Synovus Companies. “Trade Secrets” shall mean information belonging to or hereafter acquired by any of the Synovus Companies, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Consulting Agreement, the term Trade Secrets shall not include information that Yancey can show by competent proof (i) was known to Yancey and reduced to writing prior to disclosure by any of the Synovus Companies (but only if Yancey promptly notifies Synovus of his prior knowledge); (ii) was generally known to the public at the time any of the Synovus Companies disclosed the information to Yancey, (iii) became generally known to the public after disclosure by any of the Synovus Companies through no act or omission of Yancey; or (iv) was disclosed to Yancey by a third party having a bona fide right both to possess the information and to disclose the information to Yancey.

Section VII.

MISCELLANEOUS

7.1 Governing Law. This Consulting Agreement shall be governed by and interpreted under the laws of the State of Georgia without regard to its conflict or choice of law provisions.

7.2 Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses:

If to Yancey:

James D. Yancey
6049 Round Hill Court
Columbus, Georgia 31904

If to Synovus:

Synovus Financial Corp.
P.O. Box 120
Columbus, Georgia 31902

or to such other addresses as Yancey or Synovus may designate by notice to the other parties hereto in the manner set forth in this Section VII.

7.3 Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.

7.4 Assignment. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Yancey hereunder shall not be assignable in whole or in part by Yancey.

7.5 Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed an original instrument.

IN WITNESS WHEREOF, Synovus has caused this Consulting Agreement to be executed on it behalf and Yancey has hereunto set his hand and seal, as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ G. Sanders Griffith, III ___________________________

Name:	G. Sanders Griffith, III ___________________________

Title:	Senior Executive Vice President

/s/James D. Yancey (L.S.)
____________________________
James D. Yancey

Exhibit A
SYNOVUS FINANCIAL CORP.
Personal Use of Company Aircraft

Key Executives are each allowed a maximum number of hours of personal use of company aircraft each calendar year (Attachment 1).

Personal use of company aircraft by Key Executives includes non-business flights upon which the Key Executive and his or her non-business guests are the only passengers aboard the aircraft and also includes non-business flights upon which the Key Executive is not aboard the aircraft but his or her non-business guests are the only passengers aboard the aircraft.

Personal use of company aircraft is calculated using “block hours,” as opposed to “flight hours,” and includes “deadhead legs.”

For purposes of calculating the number of hours of personal use of company aircraft, each block hour of turbo-prop usage shall equal “one hour of personal usage” and each block hour of jet usage shall equal “two hours of personal usage.” Usage of less than whole hours shall be recorded proportionately.

Personal use of company aircraft by Key Executives and their non-business guests is tracked and the value reported for tax purposes for the Key Executive using the Standard Industry Fare Level (SIFL) guidelines.

Bereavement and Medical Emergency Use of Company Aircraft

Other company team members may utilize a company aircraft for bereavement or medical emergency purposes. All trips for this purpose shall be authorized by Sanders Griffith.

Use of Company Aircraft by Key Executives and Other Company
Executives on Previously Scheduled Business Flights

Key Executives and other company executives, and their respective non-business guests, may occupy otherwise unoccupied seats on previously scheduled business flights of company aircraft, and, in the case of Key Executives, such occupancy shall not be counted against the number of hours of personal use of company aircraft available to them. All trips for this purpose shall be authorized by Sanders Griffith. The travel of such executive and his or her non-business guests will be tracked and the value reported for tax purposes to the executive using the SIFL guidelines.

Attachment 1

The following Executives are designated as eligible for the indicated number of hours of personal use of company aircraft:

Synovus

Jim Blanchard—Synovus CEO—50 hours

Jimmy Yancey—Synovus COB—20 hours

Richard Anthony—Synovus President and COO-20 hours

Sonny Deriso—Synovus Vice Chairman—20 hours

Lee Lee James—Synovus Vice Chairman—20 hours

Fred Green—Synovus Vice Chairman—20 hours

Sanders Griffith—Synovus General Counsel—20 hours

TSYS

Phil Tomlinson—TSYS CEO—20 hours

Rick Ussery—TSYS COB—20 hours

Troy Woods—TSYS President and COO—20 hours